EXHIBIT 23.3

To the Board of Directors DiaSys Corporation

We consent to the incorporation by reference in Registration Statement on Form SB-2 of DiaSys Corporation of our report dated September 5, 2002 relating to DiaSys Corporation statements of operations, stockholders' equity, and cash flows for the year ended June 30, 2002, which report appears in the Annual Report on Form 10-K appearing in the Prospectus which is part of the Registration Statement of DiaSys Corporation for the year ended June 30, 2003.
S/ WISS & COMPANY
WISS & COMPANY, LLP

Livingston, New Jersey
March 9, 2004